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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        TRANSAMERICAN ENERGY CORPORATION


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, TransAmerican Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation, by unanimous consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution setting forth and declaring advisable the following proposed amendments to the Corporation's Certificate of
Incorporation:

         "Article 3 of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                 3. The purposes of the corporation are limited to the following:

                 (a) to acquire from TransAmerican Natural Gas Corporation and from any other persons or entities and to own and hold shares of the capital stock of TransTexas Gas Corporation, a Delaware corporation ("TransTexas"), and TransAmerican Refining Corporation, a Texas corporation ("TARC"), and to sell and transfer such shares if permitted by, and in compliance with, that certain Indenture, dated as of February 15, 1995 (the "Guaranteed Debt Indenture"), among TARC, the Corporation, and First Fidelity Bank, National Association, as Trustee (the "Trustee"), and the TEC Pledge Agreement referred to in the Guaranteed Debt Indenture;

                 (b) to execute, deliver, and perform a guarantee (the "Guarantee") of the Guaranteed First Mortgage Discount Notes due 2002 and the Guaranteed First Mortgage Notes due 2002 of TARC (the "Guaranteed Debt") issued pursuant to the Guaranteed Debt Indenture;

                 (c) to execute, deliver, and perform any supplement to the Guaranteed Debt Indenture and take any other action contemplated pursuant to the terms of the Guaranteed Debt Indenture, in each case provided the same is approved by the holders of the Guaranteed Debt pursuant to the terms of the Guaranteed Debt Indenture to the extent, if any, that such approval is required thereby;
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                 (d)      to pledge shares of the capital stock of TransTexas
                          and TARC owned by the Corporation as security for the Guaranteed Debt and performance of the Corporation's obligations under the Guarantee;

                 (e) to acquire, own, and hold the Guaranteed Debt and 8% Preferred Stock (as defined in the Guaranteed Debt Indenture), subject to the limitations on such acquisition and ownership set forth in the Guaranteed Debt Indenture;

                 (f) to issue and sell debt securities, whether unsecured or secured by any or all assets of the Corporation, whether issued at a discount or face value, in an aggregate principal amount which results in net proceeds to the Corporation of up to $1.4 billion (such securities, whether represented by one or more promissory notes, collectively the "TEC Notes"), with such other terms and conditions as approved by the Corporation's Board of Directors, provided the following conditions are satisfied:

                          (i) at least $500 million of the net proceeds from the TEC Notes are concurrently advanced to TARC, as a loan or otherwise; and

                          (ii) at least $300 million principal amount of the Guaranteed Debt is concurrently purchased by TARC pursuant to an offer by TARC to purchase all of the Guaranteed Debt (the "TARC Repurchase").

                 (g) to pledge any or all of the assets of the Corporation as security for the TEC Notes;

                 (h) to loan or contribute, on such terms as shall be approved by the Board of Directors of the Corporation, all or any part of the net proceeds received by the Corporation from sale of the TEC Notes and any other funds of the Corporation to TransTexas and/or TARC, provided TARC concurrently completes the TARC Repurchase;

                 (i) to redeem the Corporation's Series A Preferred Stock as permitted by the Corporation's Certificate of Designation of Series A Preferred Stock, as amended and as may be amended from time to time in accordance with applicable law;

                 (j) to distribute to TransAmerican Natural Gas Corporation, the parent corporation of the Corporation, up to $40 million, provided TARC concurrently completes the TARC Repurchase;

                 (k) to make a tender offer for up to all of the outstanding common stock purchase warrants of TARC, on such terms and at such price as shall be approved by





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                          the Board of Directors of the Corporation, and,
                          provided TARC concurrently completes the TARC Repurchase, to purchase such warrants pursuant to such tender offer; and

                 (l) to do all other things and acts, to execute, deliver and perform all other instruments, documents and certificates and to pay all costs, fees and taxes as may be necessary, proper, or advisable in order to carry out and comply with the foregoing purposes."

         "Article 11 of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                 11. The Corporation shall not incur, become, or remain liable for any indebtedness other than as permitted by Article 3 hereof."

         "Paragraph D of the Certificate of Designation of Series A Preferred Stock of the Corporation filed February 21, 1995 be amended to read in its entirety as follows:

         D.      Redemption.

                 (1) Definitions. For purposes of this Paragraph D, the following terms shall be defined as indicated:

                 (a) "Debt Purchase Date" means the date on which TransAmerican Refining Corporation, a Texas corporation and a wholly-owned subsidiary of the Corporation ("TARC"), purchases (the "TARC Repurchase") not less than $300 million in aggregate principal amount of its outstanding Guaranteed First Mortgage Discount Notes due 2002 and its Guaranteed First Mortgage Notes due 2002 pursuant to a tender offer by TARC for all of such notes.

                 (b)  "Mandatory Redemption date" means December 31, 2002.

                 (c) "Redemption Date" means the earlier of (i) the Mandatory Redemption Date, or (ii) the date specified by the Corporation which is any date on or after the Debt Purchase Date.

                 (d) "Redemption Price" means cash per share equal to $100.00 (as adjusted for any stock split, reverse stock split, stock dividend or similar event with respect to the Series A Stock) together with all unpaid dividends (if any) accrued to the Redemption Date.

                 (2) Redemption. The Corporation may redeem or shall be required to redeem, as applicable, the Series A Stock as follows (a "Redemption"):





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                 (a)  The Corporation, to the extent it may lawfully do so, may, at its election, at any time on or after the Debt Purchase Date, redeem the Series A Stock by paying the Redemption Price. To the extent the Corporation makes such election to redeem the Series A Stock, holders of Series A Stock of record on the Redemption Date shall be entitled to the Redemption Price.

                 (b) If any shares of Series A Preferred Stock are outstanding on the Mandatory Redemption Date, the Corporation shall, to the extent it may lawfully do so, redeem such shares of the Series A Stock on the Mandatory Redemption Date by paying the Redemption Price.

                 (c) Any Redemption shall be of all outstanding Series A Stock to the extent the funds of the Corporation legally available for redemption of shares of Series A Stock on the Redemption Date are sufficient.

                 (3) Notice of Redemption. The Corporation shall notify each holder of Series A Stock of the Redemption at least three days prior to the Redemption Date. Such notice, which, at the Corporation's election, may be conditioned on the TARC Repurchase being consummated (a "Redemption Notice"), shall be sent to the address last shown on the records of the Corporation for each holder of Series A Stock or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal business office of the Corporation is located.

                 (4) Redemption Procedure. On or after the Redemption Date, each holder of Series A Stock shall surrender to the Corporation the certificate or certificates representing such holder's shares of Series A Stock at the principal business office of the Corporation or such other place as the Corporation may designate in the Redemption Notice.

                 (5) Partial Redemption. If the funds of the Corporation legally available for redemption of shares of Series A Stock on the Redemption Date are insufficient to redeem the total number of shares of Series A Stock to be redeemed, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of shares of Series A Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed. All shares of Series A Stock not redeemed on the Redemption Date shall remain outstanding and entitled to all rights, preferences, and privileges except those specifically excluded in this Section D(5)."

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the common stockholders and the preferred stockholders of the Corporation, and the necessary number of shares of common stock and preferred stock as required





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by statute and by the Corporation's Certificate of Incorporation gave written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve and adopt the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Certificate of Incorporation to be executed this 4th day of June, 1997.

                                            TRANSAMERICAN ENERGY CORPORATION


                                            By:      /s/ Ed Donahue
                                               --------------------------------
                                                     Ed Donahue, Vice President





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